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Exhibit 23(p)

                                CODE OF ETHICS
                                      FOR
                       OLD DOMINION INVESTORS TRUST, INC.

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Rule #17J-1 under the Investment Company Act of 1940

This Code of Ethics applies to all Access Persons of the Trust.

It shall be unlawful for any Access Person of Old Dominion Investors Trust, Inc. (all directors, officers, and those officers of Old Dominion Investors Trust, Inc.) to:

1. Employ any device, scheme or artifice to defraud such registered investment company.

2. To make to such registered investment company untrue statements of a material fact or omit to state to the registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, to be not misleading;

3. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

4. Engage in any manipulative practice with respect to such registered investment company.

SPECIFICALLY:

A. Each Access Person shall not engage in personal securities transactions involving securities which are to be acquired by the Trust or involving securities which, although they have not yet been purchased or sold by the Trust, are being considered for purchase or sale, until the next day after the Trust has completed its' transactions.

B. No Access Person shall influence the Trust to purchase or sell any security which would allow such person to improperly gain personal benefit from such influence with the Trust. This might occur where Access Persons already own a particular security and through their position of influence over the Trust, attempt to cause the investment company to purchase, sell or hold the same security.

To monitor such Code of Ethics, all Access Persons shall be required to file quarterly reports of all purchase and sale transactions in their personal securities transactions and are due not later than the 10th day after the end of each calendar quarter (MARCH, JUNE, SEPTEMBER and DECEMBER).